Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related proxy statement / prospectus of Accredited Home Lenders Holding Co. and to the incorporation by reference therein of our reports dated March 14, 2006, with respect to: (1) the consolidated financial statements of Aames Investment Corporation, and (2) Aames Investment Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aames Investment Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Los Angeles, California

July 12, 2006